AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into on May 7, 2008, by and among NORTH COAST PARTNERS, INC., a Delaware corporation (“Parent”), NORTH COAST ACQUISITION CORP., a Delaware corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of Parent, and MONTAVO, INC., a Washington corporation (the “Company”).

WITNESSETH:

WHEREAS, the Board of Directors of each of Acquisition Corp., Parent and the Company have determined that it is fair and in the best interests of their respective stockholders for Acquisition Corp. to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent, Acquisition Corp. and the Company have approved the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and Washington Business Corporation Act (the “RCW”), and upon the terms and subject to the conditions set forth herein and in the Delaware Certificate of Merger (the “DE Certificate of Merger”) and Washington Articles of Merger (the “WA Articles of Merger”, each of which is attached as Exhibit A hereto (the DE Certificate of Merger and the WA Articles of Merger, together are referred herein as the “Merger Certificates”);

WHEREAS, the requisite stockholders of the Company (the “Stockholders”) have approved by written consent pursuant to Section 23.11.030(2)(b) of the RCW, this Agreement, the Merger Certificates and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved by written consent pursuant to Section 228(a) of the DGCL, this Agreement, the Merger Certificates and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger;

WHEREAS, pursuant to the terms and conditions of this Agreement, all of the issued and outstanding common stock of the Company immediately prior to the Effective Time (as hereinafter defined), other than the common stock held by stockholders who are entitled to demand and properly demand an appraisal of their shares (“Dissenting Stockholders”), shall exchange the shares owned by them in accordance with the provisions contained herein for newly issued restricted shares of common stock of Parent (the “Exchange Shares”);

WHEREAS, the parties hereto intend that the Merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

(a)  “Action” means any administrative, regulatory, judicial or other proceeding by or before any Governmental Authority or arbitrator.

(b)  “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

(c)  “Business Day” means a day on which banks are open for business in Seattle, Washington.

(d)  “Claims” means any and all claims, demands or causes of action, relating to or resulting from an Action.

(e)  “Contract” means any contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, guarantee and any similar understanding or arrangement, whether written or oral.

(f)  “Employees” means individuals who provide employment or employment-type services to Parent as of the date hereof, other than any such individuals who cease such employment prior to the Closing, but including any such individuals hired after the date hereof and prior to the Closing.

(g)  “Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Parent or any beneficiary or dependent thereof that is sponsored or maintained by Parent or contribute or are obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

(h)  “Employment Agreement” means a written Contract or offer letter with or addressed to any Employee or Former Employee pursuant to which Parent shall, directly or indirectly, have any actual or contingent liability or obligation to provide compensation and/or benefits on or after the Closing Date in consideration for past, present or future services.

(i)  “Encumbrances” means security interests, liens, Claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

(j)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(k)  “ERISA Affiliate” means any entity which would be aggregated with Parent under Section 414 of the Code or Section 4001(b) of ERISA.

(l)  “Former Employee” means individuals who, prior to the Closing, provided employment or employment-type services to Parent.

(m)  “GAAP” means United States generally accepted accounting principles.

(n) “Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

(o)  “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, excluding in all cases in clauses (i) through (v) current accounts payable, trade payables and accrued liabilities incurred in the ordinary course of business.

(p)  “IRS” means the Internal Revenue Service of the United States of America.

(q)  “Laws” means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

(r)  “Leased Real Property” means any real property leased or subleased to the Parent and set forth (and designated as leased) in Schedule 4.08.

(s)  “Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

(t)  “Material Adverse Effect” means, with respect to a Person, any change, effect, event, occurrence or state of facts which would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person, and its Subsidiaries, taken as a whole, or on the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, effect, event, occurrence or state of facts (1) that is generally applicable in the economy of the United States, (2) that is generally applicable in the United States securities markets, (3) generally affecting the industry in which the Company operates, (4) arising from or related to an act of international terrorism, or (5) relating to the announcement or disclosure of this Agreement and the transactions contemplated hereby.

(u)  “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority.

(v)  “Regulated Substances” means any substance which is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste, or is otherwise classified as hazardous, dangerous or toxic in or pursuant to any Environmental Law or which is or contains any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

(w)  “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Regulated Substances through or in the air, soil, surface water, groundwater or property.

(x)  “Required Consents” means, collectively, (1) each consent or novation with respect to any Contract to which the Parent, Acquisition Corp. or Company is a party or by which any of its assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (2) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(y)  “SEC” means the Securities and Exchange Commission.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Subsidiaries” of any entity means, at any date, any Person (a) the accounts of which would be consolidated with those of the applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable entity or one or more subsidiaries of such entity.

(bb)  “Tax” means any federal, state, local or foreign taxes, including but not limited to any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, service, service use, lease, lease use, transfer, registration, value added tax, or similar tax, any alternative or add-on minimum tax, and any estimated tax, in each case, including any interest, penalty, or addition thereto, whether disputed or not.

(cc)  “Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item (including increases in Tax basis) which decreases Taxes paid or required to be paid, including any interest with respect thereto or interest that would have been payable but for such item.

(dd)  “Tax Returns” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of Taxes.

(ee)  “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

Section 1.2  References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any section or subdivision are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this Section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE II
THE MERGER

Section 2.1  Merger. Subject to the terms and conditions of this Agreement and the Merger Certificates, Acquisition Corp. shall be merged with and into the Company in accordance with Section 252 of the DGCL and Section 23.11.070 of the RCW. At the Effective Time (as defined below), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Washington under the name “Montavo, Inc.” At and after the Effective Time, the Company shall become a wholly-owned subsidiary of Parent.

Section 2.2  Effective Time. The Merger shall become effective upon the filing of the WA Articles of Merger with the Secretary of State of Washington in accordance with Section 23.11.070 of the RCW and all other filings or recordings required by the DGCL and the RCW in connection with the Merger are made. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time”.

Section 2.3 Closing. The closing of the Merger (the “Closing”) shall occur with the filing of the Merger Certificates (the “Closing Date”). The Closing shall occur at the offices of David Lubin & Associates, PLLC at the address referred to in Section 11.1 hereof. At the Closing, all of the documents, certificates, agreements, opinions and instruments referenced in this Article II will be executed and delivered as described therein. At the Effective Time, all actions to be taken at Closing shall be deemed to be taken simultaneously.

Section 2.4 Deliveries. At or prior to the Closing: (a) the Company shall deliver to Parent unaudited financial statements and such other documents as may be reasonably requested by Parent, including without limitation, any consents required by those contracts listed on Schedule 6.4, and (b) Parent will deliver to the Company evidence that the Parent’s Certificate of Incorporation has been amended, and that all filings required by SEC and Law have been made, to increase the number of authorized shares of Parent in order to issue the Exchange Shares at Closing, and any documents as may be reasonably requested by the Company, including without limitation, any Parent Required Consents.

Section 2.5 Deliveries after Closing. Promptly after the Closing representatives of the Parent and the Company shall coordinate the exchange of certificates evidencing all the shares of common stock of the Company (the “Company’s Common Stock”) beneficially owned by the Stockholders of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer to Acquisition Corp. or an affidavit and indemnification in form reasonably acceptable to counsel for Parent stating that such Stockholder has lost its certificate or certificates or that such have been destroyed. The Exchange Shares issued upon the surrender of the Company’s Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights of each of the respective Stockholders pertaining to their rights in and to their respective shares of the Company’s Common Stock.

Section 2.6 Dissenters’ Rights. Any Dissenting Stockholder shall not be entitled to receive Exchange Shares, as applicable, with respect to the shares of common stock owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have failed to perfect or shall effectively withdrawn or lost such holder’s right to dissent from the Merger under the RCW. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 23.13 of the RCW with respect to the shares of common stock owned by such Dissenting Stockholder and as to which dissenters’ rights have been properly perfected. The Company shall give Parent notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal.

Section 2.7 Restrictive Legends. Certificates evidencing the Exchange Shares pursuant to this Agreement may bear one or more of the following legends, including without limitation, any legend required by the laws of any jurisdiction in which a holder of Exchange Shares resides, and any legend required by applicable law, including without limitation, any legend that will be useful to aid compliance with Regulation D or other regulations adopted by the SEC under the Securities Act:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENSE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO A VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

Section 2.8 Articles of Incorporation, Bylaws, Directors and Officers.

(a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law and such Articles of Incorporation.

(b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

Section 2.8 Assets and Liabilities. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Acquisition Corp. and the Company (collectively, the “Constituent Corporations”); and all the rights, privileges, powers and franchises of each of the Constituent Corporations on whatever account, as well as all other things in action belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of such Constituent Corporations shall not revert or be in any way impaired by the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

Section 2.9 Operation of Surviving Corporation. The Company acknowledges that upon effectiveness of the Merger, and the material compliance by Parent and Acquisition Corp. with their respective duties and obligations hereunder, the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

Section 2.10 Further Assurances. From time to time, from and after the Effective Time, as and when reasonably requested by Parent, the proper officers and directors of the Company as of the Effective Time shall, for and on behalf and in the name of the Company or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further actions as Parent, Acquisition Corp. or their respective successors or assigns reasonably may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company or otherwise to carry out fully the provisions and purposes of this Agreement and Merger Certificates.

Section 2.11 Tax Consequences. It is intended by the parties hereto that the transactions contemplated by this Agreement shall constitute a tax-free reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.338-3(a) of the regulations promulgated under the Code.

ARTICLE III
THE EXCHANGE SHARES

Section 3.1 Amount of Exchange Shares. The aggregate amount of Exchange Shares to be issued to the Stockholders upon Closing, and to be reserved for shares of the Company to be issued pursuant to its capital structure obligations as of the date hereof , shall be 11,700,000 shares. The number of shares to be reserved for shares of the Company to be issued does not include any shares to be issued in accordance with the requirements of Section 3.2 below.

Section 3.2 Post Closing Adjustments. In the event that, the Parent does not consummate a merger or another business combination with another company within 90 days of the Closing Date, the Stockholders of the Company shall be entitled to receive additional shares, in excess to the Exchange Shares (the “Additional Shares”). Upon the issuance of the Additional Shares, the Stockholders of the Company shall beneficially own, in the aggregate, sixty percent (60%) of the issued and outstanding shares of common stock of the Parent, on a fully diluted basis.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

As an inducement to the Company and the Stockholders to enter into this Agreement and to consummate the transactions contemplated herein, Parent represents and warrants, as of the date of this Agreement and as of the Closing Date, unless stated otherwise below, to the Company and Stockholders as follows:

Section 4.1 Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Parent has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 4.2 Capital Structure. As of the Closing, Parent’s authorized capital will consist of (a) 100,000,000 shares of common stock, $.001 par value per share, authorized, of which 13,900,000 shares are issued and outstanding, (i) with each holder thereof being entitled to cast one vote for each share held on all matters properly submitted to the shareholders for their vote; and (ii) there being no pre-preemptive rights and no cumulative voting; and (b) 5,000,000 shares of preferred stock, $.001 par value per share, of which no shares are issued and outstanding. Parent has no shares reserved for issuance pursuant to a stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of common stock. All of the issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of Parent are subject to preemptive rights or any other similar rights. There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of Parent or arrangements by which Parent is or may become bound to issue additional shares of capital stock of Parent, (ii) no agreements or arrangements under which the Parent is obligated to register the sale of any of its or their securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by Parent (or any agreement providing any such rights).

Section  4.3  Corporate Power and Authority. Parent has all requisite power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Parent and the consummation by it of the transactions contemplated hereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by Parent and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Parent and no other action or corporate proceeding on the part of Parent is necessary to authorize the execution, delivery, and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

Section 4.4  Conflicts; Consents and Approvals. Neither the execution and delivery by Parent of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)  conflict with, or result in a breach of any provision of, the organizational documents of Parent;

(b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or the Exchange Shares under any of the terms, conditions or provisions of (1) the organizational documents of Parent, (2) any Contract to which Parent is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which Parent is subject or to which any of its properties or assets may be subject;

(c)  require any action, consent or approval of any non-governmental third party, other than the Parent Required Consents listed on Schedule 4.4, including without limitation, the approval of the Amendment to the Certificate of Incorporation of Parent in the form attached hereto as Exhibit D;

(d)  violate any order, writ, or injunction, or any material decree, or material Law applicable to Parent or any of its, business, properties, or assets; or

(e)  require any action, consent or approval of, or review by, or registration or filing by Parent with any Governmental Authority other than the filing of the Merger Certificates and compliance with applicable rules of the SEC.

Section 4.5  Exchange Shares. As of the Closing, all of the Exchange Shares shall be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights. Upon delivery to the Company of the certificates representing the Exchange Shares, the Stockholders will acquire good and valid title to such shares, free and clear of any Encumbrances, other than restrictions under applicable securities laws.

Section 4.6  Subsidiaries. Other than Acquisition Corp., Parent does not own, directly or indirectly, nor have entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any Person or is a member of or participant in any Person or have any Subsidiaries.

Section 4.7  No Material Adverse Effect. As of the date of this Agreement, (a) Parent has (1) maintained its books and records in accordance with past accounting practice, and (2) used all reasonable commercial efforts to preserve intact the assets and the business organization and operations of Parent, to keep available the services of its employees and to preserve its relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom Parent have business relations, (b) no Material Adverse Effect on Parent has occurred, and (c) there has been no event, occurrence or development that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Company or Parent to timely consummate the transactions contemplated hereby.

Section 4.8  Title to Properties. Schedule 4.8 lists all properties and assets of Parent. Parent has good and marketable title to all of its properties and assets, real and personal, free and clear of all Encumbrances. All equipment used by Parent is generally in good operating condition and repair, and is adequate for the uses to which it is being put.

Section 4.9  Compliance with Law. Parent and each of the officers, managers, directors, employees and agents of Parent has complied in all respects with all Laws applicable to Parent and its products and operations. Neither Parent nor any of its officers, managers, directors, employees, or agents has received any notice from any Governmental Authority that Parent has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 4.10  Litigation. There is no Action pending or threatened against Parent, or any executive officer, member, manager or director thereof in each case that (a) relates to Parent, its assets, or its business, or (b) as of the date hereof, seeks, or could reasonably be expected, to prohibit or restrain the ability of Parent to enter into this Agreement or to timely consummate any of the transactions contemplated hereby, and there is no reasonable basis for any such Action. There are no judgments, decrees, agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Parent.

Section 4.11 Contracts. Schedule 4.11 contains a complete list, as of the date hereof, of all Contracts to which Parent is, or will be at Closing, a party or bound, or that otherwise relate to its business or assets. Parent has made available to the Company or its representatives correct and complete copies of all such Contracts with all amendments thereof. Each such Contract is, and will at Closing be, valid, binding, and enforceable against Parent and the other parties thereto in accordance with its terms, and is, and will at Closing be, in full force and effect. Parent is not in default under or in breach of or is, or as of the Closing will be, otherwise delinquent in performance under any such Contract, and no event has occurred, or will as of the Closing occur, that, with notice or lapse of time, or both, would constitute such a default. Each of the other parties thereto has performed in all respects all of the obligations required to be performed by it under, and is not in default under, any such Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default. There are no disputes pending or threatened in writing with respect to any such Contracts. Neither Parent nor any other party to any such Contract has exercised any option granted to it to terminate or shorten or extend the term of such Contract, and Parent has not given notice or received notice to such effect. All of such Contracts will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby.

Section 4.12 Labor and Employment Matters.

(a)  There are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Employee or Former Employee (each, a "Collective Bargaining Agreement"). With respect to any Employee, (a) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against Parent or with respect to any Employees, and Parent has not experienced any labor strike, dispute, slowdown, lockout or stoppage; (b) there is no unfair labor practice charge or complaint against Parent or threatened before the National Labor Relations Board or before any similar state or foreign agency; (c) there is no grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure; and (d) no charges are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(b)  Parent is in compliance in all respects with all Laws, regulations and orders relating to the employment of labor, including all such Laws, regulations and orders relating to wages, hours, and any similar state or local "mass layoff" or "plant closing" Law, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 4.13 Permits; Compliance. Parent is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as it will be conducted through to the Closing (collectively, the “Permits”). There is no Action pending, or threatened, regarding any of the Permits and each such Permit is in full force and effect. Parent is not in conflict with, or in material default (or would be in default with the giving of notice, the passage of time, or both) with, or in violation of, any of the Permits.

Section 4.14  Debts and Guaranties. As of the Closing, Parent has no debts, liabilities, obligations, direct, indirect, absolute or contingent, whether accrued, vested or otherwise, whether known or unknown. In addition, Parent is not directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to, (b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

Section 4.15 Full Disclosure. No representation or warranty of Parent in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Parent that has specific application to the Company or Stockholders and that materially adversely affects or, as far as can be reasonably foreseen, materially threatens, the assets, business, prospects, financial condition, or results of operations of Parent that has not been set forth in this Agreement.

Section 4.16  SEC Documents. Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof). Parent has not received any communication from the SEC, FINRA or any other regulatory authority regarding any SEC Document or any disclosure contained therein. As of their respective dates, the financial statements of Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUISTION CORP.

As an inducement to the Company and the Stockholders to enter into this Agreement and to consummate the transactions contemplated herein, Parent and Acquisition Corp. represent and warrant, as of the date of this Agreement and as of the Closing Date, to the Company and Stockholders as follows:

Section 5.1 Organization. Acquisition Corp. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Acquisition Corp. has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 5.2 Capital Structure. All of the issued and outstanding capital stock of Acquisition Corp. is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Acquisition Corp. has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.3 Corporate Power and Authority. Acquisition Corp. has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Acquisition Corp. and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of Acquisition Corp. is necessary to authorize the execution, delivery, and performance by Acquisition Corp. of this Agreement and the consummation by Acquisition Corp. of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition Corp. and constitutes the legal, valid and binding obligation of Acquisition Corp., enforceable against Acquisition Corp. in accordance with its terms.

Section 5.4  Conflicts; Consents and Approvals. Neither the execution and delivery by Acquisition Corp. of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)  conflict with, or result in a breach of any provision of, the organizational documents of Acquisition Corp.;

(b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Acquisition Corp. under any of the terms, conditions or provisions of (1) the organizational documents of Acquisition Corp., (2) any Contract to which Acquisition Corp. is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which Acquisition Corp. is subject or to which any of its properties or assets may be subject;

(c)  require any action, consent or approval of any non-governmental third party other than the Acquisition Corp. Required Consents listed in Schedule 5.4;

(d)  violate any order, writ, or injunction, or any material decree, or material Law applicable to the Company or any of its, business, properties, or assets; or

(e)  require any action, consent or approval of, or review by, or registration or filing by Acquisition Corp. with any Governmental Authority other than the filing of the Merger Certificates and compliance with applicable rules of the SEC.

Section 5.5  Subsidiaries. Acquisition Corp. does not own, directly or indirectly, nor have entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interest in any Person or is a member of or participant in any Person. Acquisition Corp. does not have any subsidiaries.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent to enter into this Agreement and to consummate the transactions contemplated herein, the Company represents and warrants, as of the date of this Agreement and as of the Closing Date, to the Parent as follows:

Section 6.1 Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Washington. The Company has all requisite power to own, operate and lease its business and assets and carry on its business as the same is now being conducted.

Section 6.2  Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action and no other corporate action or corporate proceeding on the part of the Company is necessary to authorize the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 6.3  Conflicts; Consents and Approvals. Neither the execution and delivery by the Company of this Agreement and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will:

(a)  conflict with, or result in a breach of any provision of, the organizational documents of the Company;

(b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the Exchange Shares under any of the terms, conditions or provisions of (1) the organizational documents of Company, (2) any Contract to which the Company is a party or to which any of their respective properties or assets may be bound which, if so affected, would either have a Material Adverse Effect or be reasonably likely to prevent the consummation of the transactions contemplated herein, or (3) any permit, registration, approval, license or other authorization or filing to which the Company is subject or to which any of its properties or assets may be subject;

(c)  require any action, consent or approval of any non-governmental third party, other than as may be provided pursuant to the contracts listed on Schedule 6.4;

(d)  violate any order, writ, or injunction, or any material decree, or material Law applicable to the Company or any of its, business, properties, or assets; or

(e)  require any action, consent or approval of, or review by, or registration or filing by the Company with any Governmental Authority.

Section 6.4  Intellectual Property.

(a)  For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all patents and applications therefor throughout the world, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Registered Intellectual Property” means all: (i) registered patents and applications for patent registration (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Company Intellectual Property” shall mean any Intellectual Property or Registered Intellectual Property that is owned by, or licensed to the Company.

(b) To the Company’s knowledge, no Company Intellectual Property or product or service of the Company is subject to any Action or Claim, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

(c)  Schedule 6.4 is a complete and accurate list of all the Company Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of the Registered Intellectual Property has been issued or registered or in which an application for such issuance and registration have been filed, including the respective registration or application numbers, to the Company’s knowledge. To the Company’s knowledge, each item of the Company Intellectual Property is valid and subsisting, and to the extent registration of Company Intellectual Property has been sought, all necessary registration, maintenance and renewal fees currently due in connection with such Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property.

(d)  the Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted) to, each item of the Company Intellectual Property free and clear of any Encumbrances (excluding licenses and related restrictions).

(e) Schedule 6.4 lists all Contracts to which the Company is a party (i) with respect to the Company Intellectual Property licensed or transferred to any Person or (ii) pursuant to which a Person has licensed or transferred any Intellectual Property to Company.

(f) All Contracts relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such Contracts. The Company is in compliance with, and has not breached any term of such Contracts and, to the knowledge of the Company, all other parties to such Contracts are in compliance with, and have not breached any term of, such Contracts, to the Company’s knowledge. To the Company’s knowledge, following the Closing, the Company will be permitted to exercise all the rights under such Contracts to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments.

(g)  The Company possesses all the Intellectual Property rights necessary to effectuate its business and operations, as currently conducted. To the Company’s knowledge, the Company has not infringed or misappropriated any Intellectual Property of any third Person or engaged in unfair competition or any unlawful trade practice. Company has not received notice from any third party that the operation of its business, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction. To the Company’s knowledge, no Person has infringed or misappropriated or is infringing or misappropriating any of the Company Intellectual Property.

(h)  The Company has taken reasonable steps to protect the rights of the Company in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company.

ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS

Section 7.1  Access and Information. Prior to the Closing, except to the extent prohibited by applicable Law, Parent, on one hand, and the Company, on the other hand, shall permit representatives of the other to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Company Intellectual Property, technology, technical support, Contracts, commitments, reports of examination and documents of or pertaining to, as may be necessary to permit the other to, at its sole expense, make, or cause to be made, such investigations thereof as the other reasonably deems necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and Parent and the Company shall reasonably cooperate with any such investigations. No investigation by a party or its representatives or advisors prior to or after the date of this Agreement (including any information obtained by a party pursuant to this Section 7.1) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement nor shall the conduct or completion of any such investigation be a condition to any of such party's obligations under this Agreement.

Section 7.2  Confidentiality. Each of the parties shall use reasonable efforts to cause their respective Affiliates, officers, directors, employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of Parent or the Company, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur (a) such confidence shall be maintained by the Parties and each Party shall use reasonable efforts to cause its officers, directors, Affiliates and such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other Persons in contravention of this Agreement), and (b) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party or its representatives, together with any analyses or other written materials based upon the materials provided.

Section 7.3 Conduct of Business. From and after the date hereof until the Closing, except as otherwise expressly contemplated by this Agreement, or as consented to in writing by the Parent in the case of an action by Company, or by the Company in the case of an action by Parent, in either event such consent not to be unreasonably withheld, each of Parent and the Company shall:

(a)  use reasonable commercial efforts to preserve its business, operations, physical facilities, working conditions and its business relationships with customers, suppliers, licensors, licensees, contractors and other persons with whom it has significant business relations;

(b)  not take any action that would cause a material breach of the representations and warranties contained here;

(c)  not amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

(d)  not split, combine or reclassify any of its shares, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, make any other actual or constructive distribution in respect of its interests or otherwise make any payments to holders in their capacity as such, or redeem or otherwise acquire any of its securities or any other securities;

(e)  not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(f)  not create or form any Subsidiary (other than Acquisition Corp.);

(g)  other than in the ordinary course of its business, (1) incur or assume any Liability in excess of $10,000; (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (3) make any loans, advances or capital contributions to or investments in any other Person; nor (4) pledge or otherwise Encumber its shares;

(h)  not acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $1,000 in the aggregate or that are otherwise material to it other than in the ordinary course of business;

(i)  not (1) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (2) amend, modify, waive or terminate any right under any material contract in any material way; nor (3) authorize any new capital expenditure or expenditures that individually is in excess of $5,000 or in the aggregate are in excess of $10,000;

(j)  not enter into any Contract; or

(k)  other than in the ordinary course of its business, not make any change with respect to the compensation or benefits of any officer, director or Employee or Former Employee.

Section 7.4  Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VIII, including, without limitation, obtaining any shareholder and director consents and completing all filings required by the State of Delaware and the Securities and Exchange Commission, to amend its Certificate of Incorporation in order to increase its authorized share capital, and to consummate the transactions contemplated hereby.

Section 7.5 No-Shop. From the date hereof until the later of the Closing Date or the date of the Effective Time of this Agreement in accordance with the terms hereof, neither Parent nor its officers, managers, directors, employees, agents, representatives and Affiliates, shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any Persons relating to an Acquisition Proposal (as defined below). As used herein, “Acquisition Proposal” means any proposal or offer involving a liquidation, dissolution, re-capitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, Parent or any other similar transaction or business combination involving the same. Parent shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, exiting on the date hereof.

Section 7.6  Notification by the Parties. Each party hereto shall use its reasonable commercial efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect). Each party hereto shall also use its reasonable commercial efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its covenants to be breached as of the Closing Date. Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

Section 7.7  Cooperation with Respect to Financial Reporting. After the date of this Agreement, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation of historical financial statements and other information as required for Parent’s filings under the 1934 Act.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1 Conditions to Company’s Obligation to Close. All obligations of the Company to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a)  All representations and warranties of Parent and Acquisition Corp. contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date);

If requested by the Company, it shall have received a certificate, executed by an officer or director of Parent, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Company.

(b)  Prior to or at the Closing, Parent shall have delivered to the Company the items to be delivered pursuant to Section 2.4;

(c)  Parent shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing;

(d)  The Company shall have completed to its reasonable satisfaction its business and legal due diligence investigation of Parent, shall not have discovered any facts, circumstances, liabilities or conditions that, in the Company’s reasonable discretion, may adversely affect the value or prospects of Parent or that may expose Parent to any liability not heretofore fully disclosed to the Company;

(e) The Parent shall file with the Secretary of State of Delaware, an amendment to its Certificate of Incorporation, in order to increase its authorized share capital and all filings required under the DGCL and applicable securities law.

(f)  The Parent and Acquisition Corp. shall have provided to the Company a certificate of good standing from the Secretary of State of Delaware and copies of its Certificates of Incorporation for each such corporation;

(g) The Parent shall have prepared the Current Report on Form 8-K required as a result on the consummation of the transactions contemplated hereby; and

(h) The stockholders of Parent shall have approved the amendment to the Certificate of Incorporation in the form attached hereto as Exhibit D.

Section 8.2  Conditions to Parent’s Obligations to Close. All obligations of Parent to consummate the transactions contemplated hereunder are subject to the fulfillment or waiver prior to or at the Closing of each of the following conditions:

(a)  All representations and warranties of the Company contained in this Agreement shall be true and correct in all respects when made and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all respects (except that representations and warranties made as of a specified date, shall be true and correct only as of such specified date);

Parent shall have received a certificate, executed by the President of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be requested by Parent.

(b)  Prior to or at the Closing, the Company shall have delivered to Parent the items to be delivered pursuant to Section 2.4, including without limitation, financial statements and other information required under the rules of the SEC for purposes of inclusion in Parent’s filing of a Current Report on Form 8-K disclosing the consummation of the Merger;

(c)  The Company shall have performed in all respects each obligation and agreement to be performed by it, and shall have complied in all respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing;

(d)  The Company shall have provided to Parent copies of its Articles of Incorporation;

(e) Parent shall have completed to its reasonable satisfaction its business and legal due diligence investigation of the Company, its property, business and subsidiaries, shall not have discovered any facts, circumstances, liabilities or conditions that, in Parent’s discretion, may adversely affect the value or prospects of the Company or that may expose the Company to any liability not heretofore fully disclosed to Parent; and

(f) Parent shall have received representations from each of the shareholders of the Company regarding the restrictive nature of the Exchange Shares, substantially in the form attached hereto as Exhibit E.

ARTICLE IX
TERMINATION

Section 9.1  Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a)  by mutual written consent of Parent and the Company or a majority of the Stockholders;

(b)  by Parent, the Company or by a majority of the Stockholders, if the Merger shall not have been consummated on or before June 20, 2008.

(c) by any party, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby.

Section 9.2  Termination Procedure. Written notice of any termination (“Termination Notice”) pursuant to this Article IX shall be given by the party electing termination of this Agreement (“Terminating Party”) to the other parties (collectively, the “Terminated Party”), and such notice shall state the reason for termination.

Section 9.3  Effect of Termination. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others.

Section 9.4 Expenses. The parties shall each bear their own respective expenses incurred in connection with this Agreement and the contemplated Merger.

ARTICLE X
INDEMNIFICATION; SURVIVAL

Section 10.1 Indemnification by Parent. The Parent shall indemnify and hold harmless the Company and its Affiliates, officers, directors, stockholders, employees and agents and the successors and assigns of all of them (the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and attorneys’ fees) (collectively, “Damages”), arising from or in connection with (a) any inaccuracy or breach of any of the representations and warranties of Parent and/or Acquisition Corp. in this Agreement or in any certificate or document delivered by or on behalf of Parent pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with in any respect any such representation or warranty, (b) any inaccuracy, misstatement, or omission in any disclosures documents made available to or filed by Parent with the SEC, (c) any failure by Parent to perform or comply with any agreement, covenant or obligation in this Agreement or in any certificate or document delivered by or on behalf of Parent pursuant to this Agreement to be performed by or complied with by or on behalf of Parent, (d) any claims made by a third Person against a Company Indemnified Party based upon a Contractual obligation of Parent and/or Acquisition Corp. for services performed prior to the Effective Time, (e) Taxes attributable to the ownership of Parent prior to the Effective Time, (f) Taxes attributable to the conduct by Parent of the business of Parent and/or Acquisition Corp. or the operation or ownership of its assets, (h) any claims for severance or any other compensation made by an Employees or Former Employee, (i) any claim made at any time by any Governmental Authority in respect of the business of Parent for all periods prior to the Effective Time, (j) any Liability or obligation of Parent arising or relating to the periods prior to the Effective Time or (k) any Action or investigation by any Person relating to or arising out of the business or operations of Parent prior to the Effective Time.

Section 10.2 Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the Closing until the expiration of the applicable statute of limitations.

ARTICLE XI
MISCELLANEOUS

Section 11.1  Notices. All notices or other communications required or permitted hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1)	If to Parent:

North Coast Partners, Inc.
909 Logan Street, Suite 7J,
Denver, Colorado
Attn: Robert Montesano

(2)	If to the Company:

Montavo, Inc.
4957 Lakemont Blvd, SE
C-4 Suite 239
Bellevue, WA 98005
Attn: Brook Lang

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 11.2 Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

Section 11.3 Jurisdiction. The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the State of Washington, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder. The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate such matters and that they will not contest or challenge the jurisdiction or venue of these courts.

Section 11.4 Entire Agreement. This Agreement and such other agreements related to this transaction executed simultaneously herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement, such other agreements, notes or instruments related to this transaction executed simultaneously herewith, or the written statements, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 11.5 Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

Section 11.6 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Parent and the Company.

Section 11.7 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

Section 11.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9  Brokers. The parties hereto, covenant, represent, and warrant that they have not dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and no broker is entitled to receive any brokerage commission, finder's fee, or similar compensation in connection with this Agreement or the transactions contemplated hereby. Each of the parties shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage, or expense, including reasonable attorney's fees, pertaining to any broker, finder, or other person with whom such party has dealt.

Section 11.10 Severability.  If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11  Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NORTH COAST PARTNERS, INC. By: /s/ Robert Montesano Name: Robert Montesano Title: President	NORTH COAST ACQUISITION CORP. By: /s/ Robert Montesano Name: Robert Montesano Title: President

MONTAVO, INC. By: /s/ Brook Lang Name: Brook Lang Title: Chief Executive Officer

Exhibit A

Certificates of Merger

1.	Certificate of Merger to be filed with the Secretary of State of Delaware

2.	Articles of Merger to be filed with the Secretary of State of Washington

Exhibit B

Articles of Incorporation of Surviving Corporation

Exhibit C

Bylaws of the Surviving Corporation

Exhibit D

Amendment to the Certificate of Incorporation of the Parent

To be provided prior to the Closing Date

CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF INCORPORATION
OF
NORTH COAST PARTNERS, INC.

The undersigned, for purposes of amending the Certificate of Incorporation (the “Certificate”) of North Coast Partners, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is North Coast Partners, Inc. (the “Corporation”), and the date of incorporation was April 20, 1994.

SECOND:  That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate to increase the number of authorized capital stock of the Corporation, and declaring that said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting Article FOURTH and replacing it in its entirety so that, as amended said Article shall be read as follows:

“FOURTH: The total number of shares of stock which the Cor-poration shall have authority to issue is 100,000,000, which shall consist of (i) 99,000,000 shares of common stock, $.0001 par value per share (the "Common Stock"), and (ii) 1,000,000 shares of preferred stock, $.0001 par value per share (the "Preferred Stock").

The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the "Board"), subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

(i) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board increasing such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board;

(ii) The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of Stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

(iii) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(iv) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vi) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vii) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon the distribution of assets of the Corporation; and

(viii) Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board may deem advisable and as shall not be inconsistent with the provisions of this Articles of Incorporation.

The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board for such series before any cash dividends shall be declared and paid or set apart for payment, on the Common Stock with respect to the same dividend period.

The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.”

  THIRD: That the foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Amendment to the Certificate this ___ day of __________, 2008.

By: ______________________
Name:
Title:

Exhibit E

Form of Seller’s Representation Letter

Schedule 4.4

Parent’s Required Consents

1.	Resolutions of the Board of Directors of the Parent authorizing the Merger.

2.
Resolutions of the Board of Directors of the Parent adopting the Amendment to the Certificate of Incorporation of the Parent to increase the authorized capital stock of the Parent and, calling a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment.

3.	Minutes of the meeting of the stockholders of the Parent adopting the Amendment to the Certificate of Incorporation to increase the authorized capital stock of the Parent.

Schedule 4.8

Properties & Assets of Parent

To be provided prior to Closing

Schedule 4.11

Parent Contracts

1.	Employment Agreement, dated November 6, 2007, between the Parent and Craig Moody.

Schedule 5.4

Acquisition Corp. Consents

1.	Joint Resolutions of the Sole Director and Sole Stockholder of Acquisition Corp., authorizing the Merger.

Schedule 6.4

Company Intellectual Property

Patent Serial No.: 11/053,095

Trademark - “Montavo”(Serial No.: 78,/560,555)

Trademark -“mDeal-Finder” (Serial No.: 77/1019,131)

Company Contracts

Widget Agreement, dated March 5, 2008, between Montavo, Inc. and uLocate Communication, Inc.

Software Development Agreement, commencing November 1, 2005, between Montavo, Inc. and Fast Track Team, Inc.